Exhibit 4.4
NEITHER THIS SECURITY NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND SUCH SECURITIES MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Warrant No. CS-1	Date of Issuance: May 28, 2010
FUSION MULTISYSTEMS, INC.
Common Stock Purchase Warrant
     Fusion Multisystems, Inc., a Nevada corporation (the “Company”), for value received, hereby agrees that Schweichler Associates, LLC (the “Purchaser”) or its registered assigns (the Purchaser or such assigns being the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 5 below), up to 12,500 shares (subject to adjustment as provided herein) of the Company’s Common Stock (“Common Stock”) at an exercise price per share equal to $1.96. The shares of Common Stock purchasable upon exercise of this Warrant and the exercise price per share, in each case as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Stock” and the “Purchase Price,” respectively.
     1. Number of Shares. Subject to the terms and conditions hereinafter set forth, the Registered Holder is entitled, upon surrender of this Warrant, to purchase from the Company up to 12,500 shares (subject to adjustment as provided herein) of Warrant Stock as provided herein.
     2. Exercise.
          (a) Manner of Exercise. This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. The Purchase Price may be paid by cash, check or wire transfer.
          (b) Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 2(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 2(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

          (c) Net Issue Exercise.
          (i) In lieu of exercising this Warrant in the manner provided above in Section 2(a), the Registered Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election on the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder, in which event the Company shall issue to such Holder a number of shares of Warrant Stock computed using the following formula:

X =	Y(A – B)

A

Where X =	The number of shares of Warrant Stock to be issued to the Registered Holder.

Y =	The number of shares of Warrant Stock purchasable under this Warrant (at the date of such calculation).

A =	The fair market value of one share of Warrant Stock (at the date of such calculation).

B =	The Purchase Price (as adjusted to the date of such calculation pursuant to the terms of this Warrant).
               (ii) For purposes of this Section 2(c), the fair market value of Warrant Stock on the date of calculation shall mean with respect to each share of Warrant Stock:
                    (A) if the exercise is in connection with and effective on or prior to the closing of an initial public offering of the Common Stock, and if the Company’s Registration Statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value shall be the product of (x) the initial “Price to Public” per share specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the date of calculation;
                    (B) if this Warrant is exercised after the closing of the Company’s initial public offering, and if the Company’s Common Stock is traded on a securities exchange or actively traded over-the-counter:
                         (1) if the Company’s Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the average of the closing prices over a thirty (30) day period (or such shorter period that the Common Stock has been so traded) ending two days before the date of calculation; or
                         (2) if the Company’s Common Stock is traded over-the-counter, the fair market value shall be deemed to be the the average of the closing bid or sales price (whichever is applicable) over the thirty (30) day period (or such shorter period that the Common Stock has been so traded) ending two days before the date of calculation; or
                         (C) if neither (A) nor (B) is applicable, the fair market value of Warrant Stock shall be the fair market value determined in good faith by the Company’s Board of Directors, which determination shall be final and binding on the Company and the Registered Holder.
          (d) Delivery to Registered Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) business days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:
               (i) a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled, and
               (ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 2(a) or Section 2(c) above.
     3. Adjustments.
          (a) Stock Splits and Dividends. If outstanding shares of the Company’s Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Common Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price in accordance with this Section 3(a), the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.
          (b) Reclassification, Etc. In case there occurs any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company or any similar corporate reorganization on or after the date hereof, then and in each such case the Registered Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, or reorganization shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section 3.
          (c) Adjustment Certificate. When any adjustment is required to be made in the number of shares of Warrant Stock purchasable hereunder or the Purchase Price pursuant to this Section 3, the Company shall mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Purchase Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment. The Registered Holder shall attach a copy of each such certificate to this Warrant.
     4. Transfers.
          (a) Unregistered Security. The Registered Holder of this Warrant acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise in the absence of (i) an effective registration statement under the Securities Act as to this Warrant or such Warrant Stock, as applicable, and registration or qualification of this Warrant or such Warrant Stock, as applicable, under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, reasonably satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.
          (b) Transferability. Subject to the provisions of Section 4(a) hereof, this Warrant and all rights hereunder are transferable or assignable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company, provided that the transferee or assignee or successor shall be required to agree in writing for the benefit of the Company to be bound by all of the terms of this Warrant, including without limitation Section 4, Section 7 and Section 8 hereof; provided further that neither this Warrant nor the shares of Warrant Stock purchased pursuant to this Warrant may be transferred or assigned without the prior written consent of the Company to any person, company or other enterprise or entity that the Company’s Board of Directors determines in good faith is or could be a competitor of the Company.
          (c) Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

     5. Termination. The right to purchase securities upon exercise hereof) shall terminate on the first to occur of: (a) May 28, 2015, and (b) the closing of the first Sale of the Company, (the “Expiration Date”). A “Sale of the Company” means (i) any acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary and in which the holders of capital stock of the Company hold less than 50% of the voting power of the surviving entity or its parent, (ii) a sale, lease or exclusive license of all or substantially all of the assets of the Company, (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons who are not shareholders (or affiliates of shareholders) of the Company prior to such transaction or series of related transactions, of this Company’s then outstanding securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this Company (other than a bona fide equity financing effected primarily for capital raising purposes or a reincorporation transaction), or (iv) a liquidation, dissolution or winding up of the Company.
     6. Notices of Certain Transactions. In case:
          (a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or
          (b) of any capital reorganization of the Company, any reclassification of the capital stock of the Company or any Sale of the Company, or
          (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will notify the Registered Holder of this Warrant at least 5 business days prior to such event, which notice shall specify, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up) are to be determined.
     7. Market Stand-off. The Registered Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of the registration statement of the Company filed under the Act in connection with an initial public offering of the Company’s securities, it shall not, to the extent requested by the Company or such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company during such period except Common Stock included in such registration; provided, however, that such market stand-off time period shall not exceed one hundred eighty (180) days except that such period may be extended upon the request of the managing underwriter, to the extent required by any rules of the Financial Industry Regulatory Authority (or any successor agency or organization), if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period for an additional period of up to fifteen (15) days from the date of such earnings or other public release. The Registered Holder hereby agrees that it will enter into the underwriter’s standard lock-up agreement containing restrictions similar to those set forth in this Section 7. In addition, in order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the Company securities held by the Registered Holder until the end of such period.
     The Registered Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Warrant Stock:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN A WARRANT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.
     Notwithstanding the foregoing, the obligations described in this Section 7 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction.
     8. Right of First Refusal.
          (a) With respect to any proposed transfer, assignment or other disposition of either this Warrant or any shares of Warrant Stock issued upon exercise of this Warrant by any Registered Holder to any third party (the “Proposed Transferee”), the Company shall have a right of first refusal to purchase this Warrant or all or any number of such shares (the “Offered Stock”), exercisable as set forth in Section 8(b).
          (b) Exercise of Right of First Refusal. The Company’s right of first refusal may be exercised as follows:
               (i) Within a thirty (30) day period commencing on the date of receipt by the Company of written notice of such proposed transfer from the transferor (the “Notice”) (the “Refusal Period”), the Company shall give written notice to the transferor stating whether the Company elects to purchase the Warrant or all or any part of the Offered Stock, as applicable, or waives its right to purchase the Warrant or the Offered Stock, as applicable, (the “Company Notice”).
          (c) Purchase Price. The purchase price for the Warrant or the Offered Stock to be purchased by the Company in connection with the exercise of its right of first refusal hereunder will be the same price (in the case of the Warrant) and the same per share price (in the case of Offered Stock) agreed in good faith by the Proposed Transferee to be paid for the Warrant or the Offered Stock, as applicable, (the “Offered Price”). If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Company’s Board of Directors in good faith, which determination shall be binding upon the Company and the transferor.
          (d) Payment. Payment of the purchase price for the Warrant or the Offered Stock, as applicable, purchased by the Company shall be made within twenty (20) days after the last day of the Refusal Period, unless the Company and the transferor agree on a different date. Payment of the purchase price will be made by the Company in the Company’s sole discretion (i) in cash or by wire transfer of immediately available funds, (ii) by cancellation of all or a portion of any outstanding indebtedness of the transferor to the Company, or (iii) by any combination of the foregoing.
          (e) Right to Transfer. If the Company has elected not to purchase the Warrant or all of the Offered Stock, as applicable, then the transferor may, subject to any other restrictions on transfer in this Warrant or any other agreement to which the transferor is a party or otherwise applicable to the Warrant, the Offered Stock, the transferor or the proposed transfer, transfer the Warrant or that portion of the Offered Stock not purchased by the Company, as applicable, to any person named as a transferee in the Notice, at the Offered Price or at a higher price; provided, that such transfer (i) is consummated within seventy-five (75) days after the date of the Notice and (ii) is in accordance with all the terms of this Warrant. If the Warrant or the Offered Stock, as applicable, is not so transferred during such 75-day period, then the transferor may not transfer the Warrant or any of such Offered Stock without complying again in full with the provisions of this Section 8.
          (f) Other Rights. This Section 8 shall be in addition to any other rights of first refusal or similar rights that the Company may have with respect to this Warrant or the Warrant Stock, including any rights under the Company’s bylaws, as in effect from time to time.
     9. Compliance with Securities Laws. The Registered Holder hereby represents and warrants that:
          (a) Purchase Entirely for Own Account. This Warrant is issued to the Registered Holder in reliance upon the Registered Holder’s representation to the Company, which by the Registered Holder’s execution of this Warrant the Registered Holder hereby confirms, that the Warrant and Warrant Stock issuable upon exercise hereof (collectively, the “Securities”) will be acquired for investment for the Registered Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Registered Holder has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Warrant, the Registered Holder further represents that the Registered Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.
          (b) Investment Experience. The Registered Holder is an investor in securities of companies in the development stage and acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and Warrant Stock issuable upon exercise hereof. The Registered Holder also represents it has not been organized for the specific purpose of acquiring the Warrant and Warrant Stock issuable upon exercise hereof.
          (c) Accredited Investor. The Registered Holder is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect.
     10. Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 4 hereof, issue and deliver to or upon the order of such Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock called for on the face or faces of the Warrant or Warrants so surrendered.
     11. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.
     12. Mailing of Notices. Any notice required or permitted pursuant to this Warrant shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or sent by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail, as certified or registered mail (airmail if sent internationally), with postage prepaid, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company and (b) if to the Company, to the address set forth below or subsequently modified by written notice to the Registered Holder.
     13. No Rights or Liabilities as Stockholder. The Registered Holder of this Warrant shall not have or be entitled to exercise any rights, or be subject to any liability, as a stockholder of the Company by virtue of holding this Warrant.

     14. No Fractional Shares. No fractional shares of Warrant Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Warrant Stock on the date of exercise, as determined in pursuant to Section 2(c) hereof.
     15. Fulfillment of Obligations. The Purchaser hereby acknowledges and agrees that: (a) the Company has fulfilled all of its obligations under that certain Letter of Understanding to Conduct an Executive Search dated October 23, 2009, including any and all payment obligations, whether cash or equity payment obligations; and (b) the Purchaser has no right to receive any further compensation, benefits, indemnification, contribution or expense reimbursements from the Company.
     16. Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the Company and the Registered Holder.
     17. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.
     18. Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of Utah, without giving effect to principles of conflicts of law.
     19. Counterparts. This Warrant may be executed in any number of counterparts (each of which may be delivered by facsimile transmission or other form of electronic delivery), each of which shall be an original, but all of which together shall constitute one instrument.
[Signature Page Follows]

     This Common Stock Purchase Warrant was executed as of the date first set forth above.

FUSION MULTISYSTEMS, INC.

By: Name:	/s/ Shawn Lindquist Shawn Lindquist
Title:	Chief Legal Officer
Address:	6350 S. 3000 E. 6th Floor
Salt Lake City, Utah 84121
Facsimile Number: (801) 293-3054

AGREED TO AND ACCEPTED:

SCHWEICHLER ASSOCIATES, LLC

By: Name:	/s/ Dave Mullarkey Dave Mullarkey
Title:	Partner
Address:	900 Larkspur Landing Circle Ste. 270 Larkspur, CA 94939
Facsimile Number: (415) 924-9152

EXHIBIT A
PURCHASE/EXERCISE FORM

To: Fusion Multisystems, Inc.	Dated: ____________
     The undersigned, pursuant to the provisions set forth in the attached Warrant No. CS-__, hereby irrevocably elects to (a) purchase ____________ shares of the Common Stock covered by such Warrant and herewith makes payment of $________, representing the full purchase price for such shares at the price per share provided for in such Warrant, or (b) exercise such Warrant for ____________ shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 2(c) of such Warrant.
     The undersigned acknowledges that it has reviewed the Warrant, including the market standoff provisions set forth in Section 7 of the Warrant, the right of first refusal in Section 8 and the transfer restrictions of Section 4 of the Warrant, and hereby confirms its agreement to be bound by all the provisions of the Warrant. The undersigned further makes to the Company as of the date hereof the representations and warranties set forth in Section 9 of the Warrant with respect to the shares of Common Stock being purchased hereby.

Name:
Title:

EXHIBIT B
ASSIGNMENT FORM
     FOR VALUE RECEIVED, __________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Common Stock covered thereby set forth below, unto:

Name of Assignee	Address/Facsimile Number	No. of Shares

Dated:

Name:

Witness:

     Each undersigned Assignee acknowledges that it has reviewed the Warrant, including the market standoff provisions set forth in Section 7 of the Warrant, the right of first refusal in Section 8 of the Warrant, and the transfer restrictions of Section 4 of the Warrant, and hereby agrees for the benefit of the Company to be bound by all the provisions of the Warrant. Each undersigned assignee further makes to the Company as of the date hereof the representations and warranties set forth in Section 9 of the Warrant.

Name:

Name:

Name: